Exhibit 99.1

Media Contact:
Josh Gelinas
Vice President, Communications
Josh.Gelinas@cokeconsolidated.com
(704) 807-3703

Investor Contact:
Scott Anthony
Executive Vice President & Chief Financial Officer
Scott.Anthony@cokeconsolidated.com
(704) 557-4633

Coca-Cola Consolidated Announces Declaration of
First Quarter 2024 Regular Quarterly Cash Dividend
and Special Cash Dividend

•Board of Directors declares a regular quarterly cash dividend of $0.50 per share

•Board of Directors declares a special cash dividend of $16.00 per share, totaling $150 million

CHARLOTTE, NC – December 5, 2023 – Coca‑Cola Consolidated, Inc. (NASDAQ: COKE) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.50 per share and a special cash dividend of $16.00 per share. Both the regular quarterly cash dividend and the special cash dividend are payable on February 9, 2024 to stockholders of record of the Company’s Common Stock and Class B Common Stock as of the close of business on January 26, 2024.

“The Board’s decision to declare this special cash dividend recognizes our strong 2023 operating results as well as the success we’ve achieved in strengthening our balance sheet through debt repayment,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “This special dividend is a clear indication of our commitment to enhancing long-term stockholder value and returning cash to stockholders. As we finalize our 2024 operating plan and move into next year, we will continue to evaluate capital allocation options that align with our desire to maintain an overall strong capital position.”

About Coca-Cola Consolidated, Inc.
Coca‑Cola Consolidated is the largest Coca‑Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 121 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca‑Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca‑Cola Consolidated is traded on The Nasdaq Global Select Market under the symbol “COKE.” More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, X, Instagram and LinkedIn.